Exhibit 10.1

ACKNOWLEDGEMENT AND AMENDMENT AGREEMENT

This Acknowledgement and Amendment Agreement (the “Acknowledgement”) is dated October 10, 2007, and is entered into by and between Martin J. Joyce (the “Employee”), and BioSphere Medical, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Employee and the Company have entered into a certain letter agreement dated June 14, 2005 regarding the Employee’s employment with the Company (the “Letter Agreement”); and

WHEREAS, the parties desire to modify the provisions of the Letter Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1.             The Letter Agreement is hereby amended as follows:

(a)                                  Section 2.2 is hereby deleted in its entirety and replaced with the following new Section 2.2:

“2.2         Bonus.  You will be entitled to receive an annual bonus in an amount equal to up to 40% of your then current base salary, to be paid based upon your achievement of milestones and objectives to be mutually agreed upon annually by you and the Compensation Committee of the Board of Directors but in any event such bonus shall be paid by March 15 of the year following the year to which the bonus relates, provided that you remain an employee of the Company at the time such bonuses are customarily paid.”

(b)                                 Section 2.4 is hereby deleted in its entirety and replaced with the following new Section 2.4:

“2.4         Reimbursement of Expenses.  The Company shall reimburse you for all reasonable travel, entertainment and other expenses incurred or paid by you in connection with, or related to, the performance of your duties, responsibilities or services as an employee of the Company, in accordance with policies and procedures, and subject to limitations, adopted by the Company from time to time.  Notwithstanding the foregoing, (i) the expenses eligible for reimbursement may not affect the expenses eligible for reimbursement in any other taxable year, (ii) such reimbursement must be made on or before the last day of the year following the year in which the expenses was incurred, and (iii) the right to reimbursement is not subject to liquidation or exchange for another benefit.”

(c)                                  Section 4.1 is hereby deleted in its entirety and replaced with the following new Section 4.1:

“4.1         In the event your at-will employment is terminated by the Company without Cause (as defined below) in anticipation of, or within twelve months after, a Change in Control (as defined below), the Company shall continue to pay to you your salary as in effect on the date of termination and the amount of the annual bonus paid to you for the fiscal year immediately preceding the date of termination (payable in annualized monthly installments) and shall, provided you elect to receive group medical insurance pursuant to the federal “COBRA” law,  29 U.S.C. § 1161 et seq., provide to you (so long as you are entitled to COBRA coverage) reimbursement for the share of the premium for group medical and dental that is paid by the Company for active and similarly-situated employees who receive the same type of coverage, until the date 12 months after the date of termination, provided, however, that the Company’ s obligation to make the aforesaid payments or provide the aforesaid benefits shall immediately terminate in the event that you violate the provisions of Section 5 or Section  6 during such 12 month period.  The payment to you of the amounts payable under this Section 4.1 shall be contingent upon your execution of a release in a form reasonably acceptable to the Company and (ii) shall constitute your sole remedy in the event of a termination of your employment in the circumstances set forth in this Section 4.1.

Payments to the Employee under this Section 4.1 shall be bifurcated into two portions, consisting of a portion that does not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and a portion that does constitute nonqualified deferred compensation.  Payments hereunder shall first be made from the portion that does not consist of nonqualified deferred compensation until it is exhausted and then shall be made from the portion that does constitute nonqualified deferred compensation.  Notwithstanding the foregoing, because the Employee is a “specified employee” as defined in Section 409A (a)(3)(B)(i) of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation will be delayed to the date that is 6 months and one day after the Employee’ termination of employment (the “Earliest Payment Date”) unless payable upon the Employee’s death.  Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date.  The determination of whether, and the extent to which, any of the payments to be made to the Employee hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions under Treasury Reg. § 1.409A-1(b)(9).  Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Reg. § 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year of the Employee following the taxable year of the Employee in which the Employee’s termination of employment occurs.”

(d)                                 A new Section 15 is hereby added to the Letter Agreement which reads as follows:

“15.                           Section 409A.

Notwithstanding anything else to the contrary in this agreement, to the extent that any of the payments that may be made hereunder constitute “nonqualified deferred compensation”, within the meaning of Section 409A and the Employee is a “ specified employee” upon his separation (as defined under Section 409A), the timing of any such payment following the separation date shall be modified if, absent such modification, such payment would otherwise be subject to penalty under Section 409A.  In any event, the Company makes no representation or warranty and shall have no liability to the Employee or to any other person if any provisions of this agreement are determined to constitute “nonqualified deferred compensation” subject to Section 409A but do not satisfy the requirements of that section.”

2.             The parties acknowledge and agree that all other provisions of the Letter Agreement shall remain in full force and effect.

3.             This Acknowledgement shall be governed by and construed and interpreted in accordance with the substantive laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of law.

4.             This Acknowledgement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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IN WITNESS WHEREOF, the Parties have executed this Acknowledgement and Amendment Agreement as of the date first above written.

BIOSPHERE MEDICAL, INC.

By:	/s/ Richard J. Faleschini
Richard J. Faleschini
President and Chief Executive Officer

EMPLOYEE

/s/ Martin J. Joyce
Martin J. Joyce
Executive Vice President of Finance and
Administration and Chief Financial Officer